Exhibit 99.1
FOR IMMEDIATE RELEASE
PGT Reports Second Quarter and First Half 2007 Results
VENICE, FL, August 1, 2007 —PGT, Inc. (NASDAQ:     PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, today announced financial results for its second quarter ended June 30, 2007.
“During the second quarter of 2007, we continued to execute our strategy of gaining market share and controlling costs during the current housing downturn. Compared to the second quarter of 2006, the industry experienced a decline in housing permits of 46% in the second quarter of 2007 while our revenues declined 26.7%. We also introduced several new products in the second quarter designed to spur revenue growth in new and existing markets.” said Rod Hershberger, PGT’s President and Chief Executive Officer. “In addition, we have improved our operating leverage from previous cost structure adjustments made in response to the downturn resulting in an adjusted EBITDA as a percent of sales of 14.9%.”
Second Quarter 2007 Financial Results
(See accompanying financial schedules for full financial details and reconciliations of adjusted (non-GAAP) financial measures to their GAAP equivalents.)
▪	Total revenues for the second quarter were $79.7 million, an increase of $7.0 million or 9.6% over the first quarter of 2007, and a decrease of 26.7% or $29.0 million versus the same period in 2006. The decrease from 2006 is largely due to the market conditions described above which impacted most of our product lines.

▪	Gross margin percentage was 36.4%, compared to 43.3% in the same quarter of 2006. Gross margin decreased as a result of declining operating leverage due to lower overall sales volumes and an increase in aluminum costs.

▪	SG&A spending decreased by $2.1 million from the prior year quarter mainly due to lower distribution costs associated with lower sales volumes and lower management fees, offset by an impairment charge on the Lexington facility in North Carolina currently held for sale.

▪	Second quarter net income was $2.8 million compared to $10.0 million for the same period in 2006. On an adjusted basis, second quarter net income was $3.3 million versus $13.0 million in the same quarter of 2006.

▪	Diluted weighted average shares outstanding for the second quarter of 2007 were 28,321,461 compared to 18,173,432 for the same quarter last year. The higher share count was mainly due to our IPO, completed in June 2006. Assuming the IPO occurred at the beginning of each of the respective reporting periods, the pro forma diluted weighted average shares outstanding for the second quarters of 2007 and 2006 were 28,321,461 and 27,932,643, respectively.

▪	Net income per diluted share for the second quarter was $0.10 compared to $0.55 for the comparable period of 2006. On an adjusted basis, net income per pro forma diluted share was $0.12, compared to $0.47 for the prior year period.

▪	EBITDA for the second quarter was $11.1 million versus $27.4 million for the comparable period of 2006. On an adjusted basis, EBITDA for the second quarter was $11.9 million versus $28.4 million for the comparable period of 2006.
Commenting on the second quarter results, Jeff Jackson, PGT’s Chief Financial Officer, stated, “Capitalizing on actions taken in the past six months, we continued to control our manufacturing expenses and increased our leverage resulting in an improvement in gross margin of 2.3% over the first quarter of 2007 to 36.4%. We prepaid $5 million of our long term debt in June 2007, in addition to the $20 million prepaid in the first quarter.”
First Half 2007 Financial Results
(See accompanying financial schedules for full financial details and reconciliations of adjusted (non-GAAP) financial measures to their GAAP equivalents.)
▪	Total revenues for the first half were $152.4 million, a decrease of 25.7%, versus $205.0 million for the same period in 2006.

▪	Gross margin percentage for the first half was 35.3%, compared to 40.3% in the first half of 2006. Gross margin decreased as a result of declining operating leverage due to lower overall sales volumes and an increase in aluminum costs, offset in part by lower overhead spending.

▪	SG&A spending decreased by $3.7 million from the first half of 2006 due mainly to lower distribution costs associated with lower sales volumes and lower management fees, offset by an impairment charge on the Lexington facility in North Carolina currently held for sale.

▪	First half net income (loss) was $3.6 million compared to $(4.1) million for the same period in 2006. On an adjusted basis, first half net income was $4.1 million versus $19.8 million in the first half of 2006.

▪	Diluted weighted average shares outstanding for the first half of 2007 were 28,343,654 compared to 15,950,129 for the comparable period of 2006. Assuming the IPO occurred at the beginning of each of the respective reporting periods, the pro forma diluted weighted average shares outstanding for the second quarters of 2007 and 2006 were 28,343,654 and 27,890,530, respectively.

▪	Net income (loss) per diluted share for the first half was $0.13 compared to $(0.25) for the comparable period of 2006. On an adjusted basis, net income per pro forma diluted share was $0.14, compared to $0.71 for the prior year period.

▪	EBITDA for the first half was $19.4 million versus $18.6 million for the comparable period of 2006. On an adjusted basis, EBITDA for the first half was $20.2 million versus $47.0 million for the comparable period of 2006.

Conference Call
As previously announced, PGT will hold a conference call Thursday, August 2, 2007, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-680-0865 (U.S. and Canada) and 617-213-4853 (international). Refer to passcode 10513713. A replay of the call will be available beginning August 2, 2007, at 12:30 p.m. Eastern time through August 9, 2007. To access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (international) and refer to passcode 35655100. To access the webcast, go to www.pgtinc.com and click “Investor Relations.”
About PGT
PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. In its 26th year, the company employs approximately 2, 200 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Venice, FL and Salisbury, NC. Sold through a network of over 1,300 independent distributors, the company’s total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market that includes the Caribbean, South America and Australia. PGT’s product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries, Inc. is a wholly owned subsidiary of PGT, Inc. (NASDAQ:PGTI).
Forward-looking Statements
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted. PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy. PGT, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson, 941-486-0100, ext. 22786
jjackson@pgtindustries.com
Financial Schedules to Follow

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited — in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales	$79,707	$108,689	$152,382	$205,044
Cost of sales	50,685	61,579	98,588	122,213

Gross margin	29,022	47,110	53,794	82,831
Stock compensation expense related to dividend	—	—	—	26,898
Selling, general and administrative expenses	21,718	23,796	41,964	45,664

Income from operations	7,304	23,314	11,830	10,269
Other expense (income), net	98	(357)	230	(766)
Interest expense	2,801	7,282	5,925	17,641

Income (loss) before income taxes	4,405	16,389	5,675	(6,606)
Income tax expense (benefit)	1,620	6,365	2,090	(2,554)

Net income (loss)	$2,785	$10,024	$3,585	$(4,052)

Basic net income (loss) per common share	$0.10	$0.62	$0.13	$(0.25)
Diluted net income (loss) per common and common equivalent share	$0.10	$0.55	$0.13	$(0.25)
Weighted average common shares outstanding:
Basic	27,123	16,151	27,061	15,950
Diluted	28,321	18,173	28,344	15,950

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

	June 30,	December 30,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,875	$36,981
Accounts receivable, net	29,905	25,244
Inventories	12,065	11,161
Deferred income taxes	6,693	5,231
Other current assets	11,374	13,041

Total current assets	78,912	91,658

Property, plant and equipment, net	79,987	78,802
Goodwill	169,648	169,648
Other intangible assets, net	99,133	101,918
Other assets, net	1,507	1,968

Total assets	$429,187	$443,994

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,645	$17,807
Current portion of long-term debt	—	420

Total current liabilities	20,645	18,227
Long-term debt	140,488	165,068
Deferred income taxes	52,417	52,417
Other long-term liabilities	3,444	3,076

Total liabilities	216,994	238,788

Total shareholders’ equity	212,193	205,206

Total liabilities and shareholders’ equity	$429,187	$443,994

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited — in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Reconciliation to Adjusted Net Income (Loss) and Adjusted Net
Income per pro forma share (1):
Net income (loss)	$2,785	$10,024	$3,585	$(4,052)
Reconciling items:
Cash payment to stock option holders (2)	—	—	—	26,898
Write-off of unamortized debt issuance costs in connection with the February 2006 refinancing (3)	—	—	—	4,617
Reduction in interest expense assuming February 2006 debt refinancing and repayment of debt with IPO proceeds were completed at the beginning of the period (3)	—	3,897	—	5,941
Impairment of property held for sale (4)	826	—	826	—
Management fee (5)	—	973	—	1,434
Tax effect of reconciling items	(322)	(1,880)	(322)	(15,012)

Adjusted net income	$3,289	$13,014	$4,089	$19,826

Weighted average shares outstanding:
Diluted shares	28,321	18,173	28,344	15,950
Incremental shares for IPO (6)	—	9,759	—	9,953
Incremental shares for stock incentive awards (7)	—	—	—	1,987

Pro forma diluted shares	28,321	27,933	28,344	27,891

Adjusted net income per pro forma share — diluted	$0.12	$0.47	$0.14	$0.71

Reconciliation to EBITDA and Adjusted EBITDA:
Net income (loss)	$2,785	$10,024	$3,585	$(4,052)
Reconciling items:
Depreciation and amortization expense	3,857	3,772	7,801	7,591
Interest expense	2,801	7,282	5,925	17,641
Income tax expense (benefit)	1,620	6,365	2,090	(2,554)

EBITDA	11,063	27,443	19,401	18,626
Add: Cash payment to stock option holders (2)	—	—	—	26,898
Impairment of property held for sale (4)	826	—	826	—
Management fee (5)	—	973	—	1,434

Adjusted EBITDA	$11,889	$28,416	$20,227	$46,958

Adjusted EBITDA as percentage of sales	14.9%	26.1%	13.3%	22.9%

(1)	The company has provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed August 1, 2007.

(2)	Represents cash payments made to stock option holders (including applicable payroll taxes) in lieu of adjusting exercise prices in conjunction with the payment of dividends to our shareholders. This amount is included as a separate line item in the consolidated statement of operations of which $5,069 and $21,829 related to cost of sales and selling, general and administrative expenses, respectively, for 2006.

(3)	This amount is included in interest expense.

(4)	Represents the write-down of the value of the Lexington, North Carolina property which has been classified as an asset held for sale due to the relocation of our plant to Salisbury, North Carolina and related exit costs. These expenses are included in Selling, General, and Administrative expenses.

(5)	Represents management fees paid to our majority stockholder. Since consummating the initial public offering, these fees are no longer paid. The fees are included in selling, general and administrative expenses.

(6)	Represents incremental shares related to the company’s IPO assuming 10,147 shares sold by the company (including the over-allotment option of 1,324 shares) were issued at the beginning of the respective periods.

(7)	Represents incremental shares for stock options that were excluded from the calculation of earnings per share for the first half of 2006 because their effect would have been anti-dilutive.